First Defined Portfolio Fund, LLC
                        1001 Warrenville Road, Suite 300
                              Lisle, Illinois 60532



April 28, 2005

American Skandia Life Assurance Company
One Corporate Drive
P.O. Box 883
Shelton, CT 06484-0883

Re:  Administrative Services Agreement-Notification of New Portfolio

This notice is being provided pursuant to Section 1 of that certain Administrative Services Agreement (the "Agreement") between First Defined Portfolio Fund, LLC (the "Fund") and American Skandia Life Assurance Corporation ("American Skandia"). Effective May 1, 2005, the Fund intends to establish and designate an additional portfolio named the Dow Target Dividend Portfolio with respect to which it desires to retain American Skandia to render administrative and other services pursuant to the Agreement. In accordance with Section 1 of the Agreement, we hereby request that American Skandia execute this Notice where indicated below to indicate to the Fund in writing of its willingness to render such services to this new portfolio, whereupon the new portfolio shall become a Portfolio under the terms of the Agreement, effective as of May 1, 2005.

Sincerely,

First Defined Portfolio Fund, LLC


By /s/ James A. Bowne
   -----------------------------
   James A. Bowen, President

                                     Accepted and Agreed to as of April 29, 2005

                                     American Skandia Life Assurance Corporation


                                     By /s/ Timothy Cronin
                                     ----------------------------------
                                     Name: Timothy Cronin

                                     Title: Senior VP, Investment Management